Exhibit 4.9

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE dated as of October 1, 2015 (this “Supplemental Indenture”), among Comcast Cable Communications, LLC, a Delaware limited liability company (the “Issuer”), Comcast Corporation, a Pennsylvania corporation (“Comcast”), NBCUniversal Media, LLC, a Delaware limited liability company (together with Comcast, the “Guarantors”), and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (the “Trustee”).

WHEREAS, the Issuer is the successor issuer under the Indenture, dated as of November 14, 2002, as supplemented by a First Supplemental Indenture, dated as of August 31, 2009, and a Second Supplemental Indenture, dated as of March 27, 2013 (collectively, the “Original Indenture” and together with this Supplemental Indenture, the “Indenture”), pursuant to which the Issuer (as successor issuer) issued, and the Trustee authenticated and delivered certain securities which are, as of the date hereof, outstanding (the “Outstanding Securities”) and pursuant to which the Issuer may issue securities in the future (the “New Securities,” and together with the Outstanding Securities, the “Securities”);

WHEREAS, the Guarantors identified above along with Comcast Cable Holdings, LLC, a Delaware limited liability company, Comcast MO Group, LLC (f/k/a/ Comcast MO Group, Inc.), a Delaware limited liability company, and Comcast MO of Delaware, LLC (f/k/a Comcast MO of Delaware, Inc.), a Delaware limited liability company (collectively the “Non-Surviving Guarantors”), irrevocably, fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, the full and punctual payment (whether at maturity, upon redemption, or otherwise) of the principal and interest on, and all other amounts payable under, each Security, and the full and punctual payment of all other amounts payable by the Issuer under the Original Indenture;

WHEREAS, as of the date hereof, the Non-Surviving Guarantors have merged with and into the Issuer (the “Merger”), with the Issuer as the surviving entity;

WHEREAS, the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture to reflect the Merger, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects; and

WHEREAS, pursuant to Section 7.01(g) of the Indenture, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement the Indenture to make any change that does not adversely affect the rights of any Holder, and the Board of Directors of the Issuer has determined that the changes to the Indenture effected by this Supplemental Indenture do not adversely affect the rights of any Holder.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee do hereby supplement and amend the Original Indenture without notice to or consent of any Holder as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms that are defined in the preamble or the recitals hereto shall have such meanings throughout this Supplemental Indenture. Capitalized terms used but not defined in this Supplemental Indenture have the meanings assigned thereto in the Original Indenture. The meanings assigned to all defined terms used in this Supplemental Indenture shall be equally applicable to both the singular and plural forms of such defined terms.

ARTICLE 2

AMENDMENTS

Section 2.01. Amendments. The Original Indenture is hereby amended as follows:

“Cable Guarantor” means each of Comcast Corporation and NBCUniversal Media, LLC.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Date and Time of Effectiveness. This Supplemental Indenture shall become a legally effective and binding instrument at and as of the date hereof.

Section 3.02. Supplemental Indenture Incorporated Into Indenture. The terms and conditions of this Supplemental Indenture shall be deemed to be part of the Indenture for all purposes relating to the Securities. The Original Indenture is hereby incorporated by reference herein and the Original Indenture, as supplemented by this Supplemental Indenture, is in all respects adopted, ratified and confirmed.

Section 3.03. Outstanding Securities Deemed Conformed. As of the date hereof, the provisions of the Outstanding Securities shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Outstanding Security or any other action on the part of the holders of Outstanding Securities, the Issuer or the Trustee, so as to reflect this Supplemental Indenture.

Section 3.04. Separability. In case any provision in this Supplemental Indenture, or in the Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.05. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and the holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

Section 3.06. Successors. Subject to Section 12.09 of the Indenture, all agreements of the Issuer, the Guarantors and the Trustee in this Supplemental Indenture and in the Indenture shall bind their respective successors.

Section 3.07. New York Law to Govern. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

Section 3.08. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 3.09. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.10. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer and the Guarantors and not of the Trustee.

IN WITNESS WHEREOF, each of the parties has caused this Supplemental Indenture to be duly executed, all as of the first date written above.

COMCAST CABLE COMMUNICATIONS, LLC

By:	/s/ William E. Dordelman
	Name:	William E. Dordelman
	Title:	Senior Vice President and Treasurer

[CORPORATE SEAL]

Attest:

By:	/s/ Arthur R. Block

COMCAST CORPORATION

By:	/s/ William E. Dordelman
	Name:	William E. Dordelman
	Title:	Senior Vice President and Treasurer

[CORPORATE SEAL]

Attest:

By:	/s/ Arthur R. Block

NBCUNIVERSAL MEDIA, LLC

By:	/s/ William E. Dordelman
	Name:	William E. Dordelman
	Title:	Senior Vice President

[CORPORATE SEAL]

Attest:

By:	/s/ Arthur R. Block

[Signature Page — Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[Signature Page — Supplemental Indenture]